Exhibit 1

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 19, 2018, by and between Patrick R. Anderson (“Seller”), and Marec E. Edgar (“Purchaser”). Seller and Purchaser are sometimes referred to herein together as the “Parties.”

WHEREAS, on the date hereof, Seller holds fifty two (52) shares (the “Shares”) of common stock, $0.01 par value per share, of A.M. Castle & Co. (the “Company”); and

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the Shares pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, the Parties hereby agree as follows:

1.          Sale and Transfer of the Shares. Seller hereby sells, assigns, transfers, conveys and delivers the Shares to Purchaser, and Purchaser hereby purchases the Shares from Seller, free and clear of any and all liens, claims, charges, mortgages, pledges, security interests, encumbrances, and third party rights of any kind (“Liens”). Promptly following receipt of the Purchase Price, Seller shall instruct his broker to transfer the Shares to the Purchaser through DTC to the account designated to Seller by Purchaser. Seller shall cause such transfer to be completed as expeditiously as reasonably possible.

2.           Purchase Price. The price for the Shares shall be equal to $2.85 per Share, or an aggregate purchase price of $148.20 (the “Purchase Price”). Purchaser shall pay the aggregate Purchase Price to Seller promptly following the execution of this Agreement. Purchaser shall pay the aggregate Purchase Price by wire transfer to the account designated to Purchaser by Seller.

3.           Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser that:

(a)       Power. Seller has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform his obligations pursuant to this Agreement.

(b)       Authorization. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated by this Agreement are within the legal power and authority of Seller, and no other action or proceeding is necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and constitutes (assuming the due execution and delivery by Purchaser) the legal, valid and binding obligation of Seller, enforceable against Seller, in accordance with its terms.

(c)       No Legal Bar. Seller is not a party to, subject to, or bound by any agreement, law or judgment, order, writ, prohibition, injunction or decree of any court or other governmental body that would either (i) prevent Seller from entering into this Agreement and selling the Shares to Purchaser pursuant to this Agreement or (ii) grant to anyone the right or option to purchase or otherwise acquire the Shares. There is no litigation pending or threatened against Seller that would impair the execution, delivery and/or performance by Seller of this Agreement and/or the consummation by Seller of the transactions contemplated hereby.

(d)       Title to Shares. Seller owns all of the right, title and interest (legal and beneficial) in and to the Shares and has good, valid and marketable title to the Shares, free and clear of any and all Liens.

4.           Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller that:

(a)       Power. Purchaser has all requisite power to execute, deliver and perform his obligations under this Agreement and consummate the transactions contemplated hereby.

(b)       Authorization. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby are within the legal power and authority of Purchaser, and no other action or proceeding is necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered and constitutes (assuming the due execution and delivery by Seller) the legal, valid and binding obligation of Purchaser enforceable against Purchaser, in accordance with its terms.

(c)       No Legal Bar. Purchaser is not a party to, subject to, or bound by any agreement, law or judgment, order, writ, prohibition, injunction or decree of any court or other governmental body that would prevent Purchaser from entering into this Agreement and purchasing the Shares from Seller pursuant to this Agreement. There is no litigation pending or threatened against Purchaser that would impair the execution, delivery and/or performance by Purchaser of this Agreement and/or the consummation by Purchaser of the transactions contemplated hereby.

(d)       Accredited Investor. Purchaser is an “accredited investor” as defined in Rule 501 under the Securities Act of 1933, as amended.

(e)       Investment Intent. Purchaser is acquiring the Shares for his own account, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part. Purchaser does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participations to such person or entity or to any third person or entity with respect to any portion of the Shares.

5.           Acknowledgements of Seller and Purchaser.

(a)       Purchaser acknowledges that he is a sophisticated investor with a depth of experience and market and financial knowledge necessary for assessing and assuming investment risks with respect to securities, including securities such as the Shares, and further acknowledges that Seller is entering into this Agreement with Purchaser in reliance on this acknowledgment and with Purchaser’s understanding, acknowledgment and agreement that Seller is privy to material non-public information regarding the Company, which Seller has received from the Company and is under an obligation not to disclose (the “Non-Public Information”), which Non-Public Information may be material to a reasonable investor, such as Purchaser, when making investment decisions, including the decision to enter into this Agreement, and Purchaser’s decision to enter into this Agreement is being made with full recognition and acknowledgment that Seller is privy to the Non-Public Information to which Purchaser may not also be privy.

(b)       Seller acknowledges that he is a sophisticated investor with a depth of experience and market and financial knowledge necessary for assessing and assuming investment risks with respect to securities, including securities such as the Shares, and further acknowledges that Purchaser is entering into this Agreement with Seller in reliance on this acknowledgment and with Seller’s understanding, acknowledgment and agreement that Purchaser is privy to material non-public information regarding the Company, which Purchaser has received from the Company and is under an obligation not to disclose (the “Non-Public Information”), which Non-Public Information may be material to a reasonable investor, such as Seller, when making investment decisions, including the decision to enter into this Agreement, and Seller’s decision to enter into this Agreement is being made with full recognition and acknowledgment that Purchaser is privy to the Non-Public Information to which Seller may not be privy.

(c)       Seller hereby acknowledges that (i) he has reached his own decision to sell the Shares to Purchaser relying exclusively on his own due diligence review, notwithstanding Purchaser’s possession of, and nondisclosure of, the Non-Public Information, and (ii) he is not relying on any disclosures by Purchaser in making his decision to sell the Shares to Purchaser. Seller (i) waives any claim, or potential claim, he has or may have against Purchaser relating to Purchaser’s possession and non-disclosure of the Non-Public Information, (ii) is aware of the effects of such waiver, and (iii) is willing to proceed with the sale of the Shares to Purchaser on this basis.

(d)       Purchaser hereby acknowledges that (i) he has reached his own decision to purchase the Shares from Seller relying exclusively on his own due diligence review, notwithstanding Seller’s possession of, and nondisclosure of, the Non-Public Information, and (ii) he is not relying on any disclosures by Seller in making his decision to purchase the Shares from Seller. Purchaser (i) waives any claim, or potential claim, he has or may have against Seller relating to Seller’s possession and non-disclosure of the Non-Public Information with respect to the purchase of the Shares, (ii) is aware of the effects of such waiver, and (iii) is willing to proceed with the purchase of the Shares from Seller on this basis.

(e)       Seller and Purchaser specifically acknowledge that the Company has not released its financial results for the fourth quarter of 2018 or its fiscal year ending December 31, 2018, and that any such release may include information that could be material to a reasonable investor, such as Purchaser and Seller. Purchaser has determined to purchase the Shares and Seller has determined to sell the Shares pursuant to this Agreement expressly acknowledging that the Company has not yet released such financial results.

(f)        Purchaser and Seller acknowledge that this Agreement is the product of an arms-length negotiation between the Parties, constitutes the entire agreement between the Parties, supersedes any prior agreements and understandings, written or oral, between the parties with respect to the subject matter of this Agreement, and contains the only representations or warranties on which the Parties are entitled to rely.

(g)       Each Party agrees and acknowledges that the provisions of this Section 5 are being provided by such Party expressly for the benefit of the other Party and its respective successors and assigns.

6.           Transfer Effectiveness. The transfer of the Shares shall be effective as of the date of this Agreement. Seller disclaims any right to receive any dividend on or with respect to the Shares that is declared, or for which a record date is set, on or after the date hereof and any other rights or benefits resulting from or related to the Shares accruing on or after the date hereof.

7.           Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof. Any prior agreements or understandings between the Parties regarding the subject matter hereof, whether written or oral, are merged herein and shall be of no force or effect. This Agreement may not be altered, modified or discharged orally but only through an agreement in writing between the Parties.

8.           Benefit. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

9.           Further Assurances. The Parties hereby agree to execute and deliver such further documents and instruments and do such further acts as may be required to carry out the intent and purposes of this Agreement.

10.         Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware, notwithstanding any conflict of law provision to the contrary.

11.         Counterparts; Electronic Execution. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and each of which shall, taken together, be considered one and the same agreement. Executions hereof that are faxed or received via electronic mail shall be deemed to be originals.

12.         Fees and Expenses. The Parties hereto shall be responsible for their own fees and expense with respect to this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth above.

SELLER:

By:	/s/ Patrick R. Anderson
Name:	Patrick R. Anderson

PURCHASER:

By:	/s/ Marec E. Edgar
Name:	Marec E. Edgar

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